Exhibit 10.37

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) between Daisy Vanderlinde (hereinafter referred to as “Executive,” a term which includes the successors, assigns, beneficiaries, personal representatives, and heirs of Daisy Vanderlinde) and Office Depot, Inc. (hereinafter referred to as “Office Depot” or “Company,” terms which include each and every officer, director, employee, agent, parent corporation or subsidiary, affiliate or division, its successors, assigns, beneficiaries, servants, legal representatives, insures and heirs) is presented to Executive on July 18, 2011.

WHEREAS Executive’s last day of employment is August 31, 2011 (the “Separation Date”);

WHEREAS Executive is entitled to any unpaid wages that she has earned through the Separation Date and payment for any accrued unused vacation time in her Grandfathered Accrual;

WHEREAS Executive is entitled to any vested benefits in her 401(k) account, regardless of whether she signs this Agreement; and

WHEREAS Executive may apply for COBRA coverage provided by law at her expense regardless of whether she signs this Agreement.

FOR AND IN CONSIDERATION of the foregoing, and other good and valuable consideration as set forth below, the Parties agree as follows:

1.	Severance Benefit. Office Depot agrees to pay Executive the total sum of $1,572,296.00 which shall be referred to as the “Severance Benefit”. As a condition to receipt of the Severance Benefit, Executive must (i) execute and return this Agreement within the time period set forth in Section 7, and (ii) not exercise her right of revocation as set forth in Section 7. The total time period described in (i) and (ii) above is the “Release Period.” Payment of the Severance Benefit will be made as follows: (1) a check made payable to Deutsch Rotbart & Associates, P.A., in the amount of $56,100, subject to a W-9 and (2) check made payable to Executive in the amount of $1,516,196 in a lump sum, less applicable taxes, other deductions required by law, and/or any amounts due Office Depot, within fifteen (15) days following the expiration of the Release Period. Of this $1,516,196 payable to Executive, a total of $76,296 equates to 18 months of COBRA premiums for medical, dental, and vision based on the coverage rates in effect on the Separation Date. No payments specified in this paragraph will be made later than March 15, 2012.

The payments specified above do not provide for a deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, therefore, all payments are intended to be exempt from Section 409A under the short-term deferral exemption of Treasury Reg. § 1.409A-1(b)(4).

Executive acknowledges that the Severance Benefit set forth in this Section 1 satisfies in full the severance obligations in Executive’s offer letter dated September 8, 2005, as amended effective December 31, 2008. Executive further acknowledges that the Severance Benefit set forth in this Section 1 is conditional upon her execution and non-revocation of this Agreement, and Executive’s adherence to her post-employment obligations contained herein, including, without limitation, the obligations set forth in Section 7.

2.	Release of Claims and Covenant Not to Sue. Executive agrees to release and forever discharge Office Depot from any and all claims, demands, actions, and causes of action, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has or may have against Office Depot as a result of her employment by and subsequent separation from employment with Office Depot, up to the date of the execution of this Agreement and the general release contained herein. This release includes but is not limited to claims at law or equity or sounding in contract (express or implied), common law or tort arising under federal, state or local laws, including, but not limited to, those laws prohibiting age, sex, race, disability, veteran, national origin or any other forms of discrimination. This further includes but is not limited to any and all claims arising under the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Worker Adjustment and Retraining Notification Act, Section 409A of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (ERISA), or claims growing out of any legal restrictions on Office Depot’s right to terminate its employees.

Executive further covenants not to sue or to file any arbitration demand against Office Depot for any claims. Executive affirms that she has not otherwise filed, caused to be filed, or presently is a party to any claim, complaint, or action against Office Depot in any forum or form. While Executive is not foreclosed from filing a civil rights charge or complaint with the Equal Employment Opportunity Commission or any other government agency or having such a charge or complaint filed on her behalf, Executive waives the right to receive any benefit or remedial relief as a consequence of any such civil rights charge or complaint filed by her or on her behalf. Should any such charge or action be filed by Executive or on her behalf involving matters covered by this Agreement with the Equal Employment Opportunity Commission or a state fair employment practices agency, Executive agrees to promptly give the agency a copy of this Agreement and inform it that any individual claims that Executive might otherwise have had are now resolved. Executive understands that nothing in this Agreement releases Office Depot from Worker’s Compensation or disability benefits, if any, to which Executive may be entitled in connection with her employment with Office Depot.

3.	Corporate American Express Charges. Executive agrees to provide Office Depot with receipts for any and all expenses charged to her Corporate American Express Card that are pending or unpaid, within 5 (five) business days after the Separation Date. Executive further understands and agrees that it is Executive’s personal obligation to directly render payment to American Express for any personal charges incurred on her Corporate American Express Card and understands and agrees that if she fails to do so, Office Depot has the right, but is not obligated, to deduct any and all amounts owing on her Corporate American Express Card for personal expenses from her severance payment, under this Agreement. Any and all amounts due to Office Depot, as the result of any employee loan, will be deducted from the amounts received under this Agreement, until the loan has been satisfied. Executive affirms that, if applicable, any amounts due as a loan from the Office Depot Disaster Relief Foundation will be repaid from the severance amount.

4.	No Admission of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by Office Depot of any unlawful or wrongful acts whatsoever against Executive or any other person, and Office Depot specifically disclaims any liability to or wrongful acts against Executive or any other person.

5.	Waiver. Executive expressly waives and releases any right to reinstatement by Office Depot and agrees not to seek or accept employment with Office Depot in the future, unless such new employment is expressly and mutually agreed to by Office Depot and Executive, in writing.

6.	Non-Compete, Confidentiality, Non-Disparagement, Cooperation. Executive understands and agrees that, with the exception of the Employee Non-Competition, Confidentiality, and Non-Solicitation Agreement signed on September 19, 2005 (the “Non-Competition, Confidentiality, and Non-Solicitation Agreement”), this Release Agreement supersedes all prior agreements and understandings between Executive and Office Depot. Executive understands and agrees that this Release Agreement and the surviving Non-Competition, Confidentiality, and Non-Solicitation Agreement, constitute the entire agreement between Office Depot and Executive with respect to Executive’s employment and termination of employment, that no other promises have been made to Executive, and that Executive has not relied upon any representation or statement, written or oral, not set forth in this document. Executive expressly acknowledges that the non-compete, non-solicitation, and confidentiality provisions contained in her Non-Competition, Confidentiality, and Non-Solicitation Agreement are incorporated into this Release Agreement and remain in full force and effect. The terms set forth in this Section 6 are material terms of this Release Agreement and are essential to protect Office Depot’s legitimate interests and relationships. Executive agrees that a breach of any of these terms would cause irreparable harm to Office Depot, and that Office Depot may seek immediate injunctive relief in a court of law to enforce the terms of this Release Agreement and the surviving Non-Competition, Confidentiality, and Non-Solicitation Agreement.

Executive further agrees not to make any remarks disparaging the conduct or character of Office Depot, dealing in any manner with her tenure as an executive with Office Depot, including the circumstances of her departure from Office Depot. Should Executive violate this non-disparagement provision, she shall be subject to losing any and all benefits afforded to her under this Agreement.

Executive will provide her full and truthful testimony, cooperation and assistance in any litigation, investigations, or administrative proceeding involving any matters with which she was involved during her employment with Office Depot. Office Depot will reimburse Executive for reasonable travel expenses and other reasonable expenses and costs with the prior written approval of the Executive Vice President, General Counsel of Office Depot, which are to be incurred in providing such assistance.

Executive acknowledges and agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and shall not be discussed with any individual without the prior written consent of Office Depot’s Executive Vice President, General Counsel, except that this Agreement shall not prohibit Executive from required confidential disclosures to her attorney, accountant, or to any governmental taxing authority, or discussing the matter with her immediate family on a need to know basis or as otherwise required by law.

7.	Time to Consider, Right of Revocation. Executive understands and acknowledges that she has until September 1, 2011, which is at least twenty-one (21) calendar days, to review and consider the provisions of this Agreement, and agrees that any modifications, material or immaterial, made to this Agreement do not restart the running of the twenty-one (21) day period. Executive shall not execute this Agreement prior to her Separation Date. Executive further understands that she has seven (7) calendar days following her execution of this Agreement to revoke her acceptance of this Agreement (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Revocation of this Agreement must be made by delivering a written notice of revocation to the Executive Vice

President, General Counsel. For this revocation to be effective, written notice must be received by the Executive Vice President, General Counsel no later than the close of business on the seventh day after Executive signs this Agreement. Executive understands and acknowledges that no monies will be paid to her pursuant to Section 1 of this Agreement until the Revocation Period has expired.

8.	Attorneys’ Fees. In the event that Executive or Office Depot commences an action for damages, injunctive relief, or to enforce the provisions of the Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys’ fees and costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action. To the extent that any payment or reimbursement by Office Depot of fees or costs pursuant to this Section 8 does not qualify for exclusion from Federal income taxation, Office Depot will make the payment or reimbursement only if Executive incurs the corresponding expense during her lifetime and the court determines that Office Depot is required to make payment or reimbursement of the expense pursuant to this Section 8 no later than two months prior to the last day of the calendar year following the calendar year in which Executive incurs the expense so that Office Depot can and will, make the payment or reimbursement on or before the last day of the calendar year following the calendar year in which Executive incurs the expense. The amount of expenses eligible for such payment or reimbursement by Office Depot during a calendar year will not affect the amount of expenses eligible for such reimbursement or payment by Office Depot in another calendar year, and the right to such payment or reimbursement by Office Depot is not subject to liquidation or exchange for another benefit from Office Depot.

9.	Indemnification. Nothing herein shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under Office Depot’s By-Laws, nor is this Agreement intended to release, waive or disclaim any rights that either Office Depot or Executive may have under an applicable insurance policy.

10.	Miscellaneous. This Agreement shall be governed in all respects by the laws of the State of Florida. Venue for any dispute arising out of or relating to this Agreement shall be in Palm Beach County, Florida. This Agreement shall not be construed against either party by virtue of the drafting hereof by the Company. If any part of the Agreement should be declared invalid, illegal or unenforceable, the rest of the Agreement will still be valid and enforceable. This Agreement constitutes the entire written understanding of the parties with respect to the subject matter hereof, and may not be modified, amended or revoked except in writing signed by each party.

11.	Tax Treatment. This Agreement will be construed and administered to preserve the exemption from Section 409A, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4). Executive acknowledges and agrees that Office Depot has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this letter and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS GENERAL RELEASE, THAT OFFICE DEPOT HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE, THAT I HAVE BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THE PROVISIONS OF THIS GENERAL RELEASE, AND THAT I AM SIGNING THIS GENERAL RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Executive	Office Depot, Inc.

/s/ Daisy Vanderlinde	/s/ Elisa D. Garcia
Daisy Vanderlinde

Date:	9-1-11	Date:	9-2-11